Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst
investorrelations@axiscapital.com	michael.herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL REPORTS FIRST QUARTER OPERATING INCOME OF $101 MILLION, OR $1.07 PER DILUTED COMMON SHARE

For the first quarter of 2016, the Company reports:

•	Net income available to common shareholders of $38 million

•	Growth in diluted book value per common share of 4% to $56.04

•	Annualized return on average common equity of 2.9%

•	Annualized operating return on average common equity of 7.7%

Pembroke, Bermuda, April 26, 2016 - AXIS Capital Holdings Limited (“AXIS Capital” or "the Company") (NYSE: AXS) today reported net income available to common shareholders for the first quarter of 2016 of $38 million, or $0.41 per diluted common share, compared with $156 million, or $1.54 per diluted common share, for the first quarter of 2015.

Operating income1 for the first quarter of 2016 was $101 million, or $1.07 per diluted common share, compared to $136 million, or $1.35 per diluted common share, for the first quarter of 2015.

1 Operating income and operating return on average common equity are “non-GAAP financial measures” as defined in Regulation G. A reconciliation of operating income to net income available to common shareholders (the nearest GAAP financial measure) and the calculation of operating return on average common equity are provided in this release, as is a discussion of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

First Quarter Highlights2

•
Gross premiums written increased 17% (20% on a constant currency basis) to $2.0 billion, with growth in our reinsurance segment of 21% (26% on a constant currency basis) and insurance segment of 8% (10% on a constant currency basis);

•	Net premiums written increased 16% (20% on a constant currency basis) to $1.7 billion;

•	Net premiums earned decreased slightly (increased 3% on a constant currency basis) to $902 million;

•	Combined ratio of 91.9%, compared to 93.7%;

•	Current accident year loss ratio of 63.1%, compared to 62.9%;

•	Low level of catastrophe and weather-related pre-tax net losses in both periods;

•	Net favorable prior year reserve development of $70 million (benefiting the combined ratio by 7.8 points), compared to $56 million (benefiting the combined ratio by 6.2 points);

•	Net investment income of $49 million, compared to $92 million;

•	Pre-tax total return on cash and investments of 1.3%, both including and excluding foreign exchange movements, compared to 0.7% (or 1.2% excluding foreign exchange movements);

•	Net income available to common shareholders of $38 million and annualized return on average common equity of 2.9%, compared to $156 million and 11.8%;

•	Operating income of $101 million, representing an annualized operating return on average common equity of 7.7%, compared to $136 million and 10.3%;

•	Net cash flows used in operations of $14 million, compared to net cash flows used in operations of $28 million;

•	Diluted book value per common share of $56.04, an increase of 4% compared to the prior quarter and representing an 8% increase over the last 12 months;

•	Dividends declared of $0.35 per common share, with the total common dividends declared of $1.28 per share over the past twelve months;

•	Growth in diluted book value per common share adjusted for dividends of $2.31, or 4%, per common share for the quarter and $5.35, or 10%, per common share over the past twelve months;

•
Total common shares repurchased were 3.9 million in the quarter, including 2.5 million of common shares repurchased for a total of $136 million, and 1.4 million common shares acquired under an Accelerated Share Repurchase agreement, which terminated on January 15, 2016.

2 All comparisons are with the same period of the prior year, unless otherwise stated.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Commenting on the first quarter 2016 financial results, Albert Benchimol, President and CEO of AXIS Capital, said: "We are pleased to report growth in diluted book value per share, adjusted for dividends, of 4% for the quarter and 10% for the last twelve months. We were able to generate operating income of $101 million for the quarter, even as investment results bore the weight of weak hedge fund performance.  Importantly, our underwriting operations generated a strong combined ratio of 91.9%. The strategic and tactical actions we have implemented are positively impacting our overall results, notwithstanding a competitive marketplace. We continue to improve our overall portfolio, pursuing more attractive business, while at the same time shedding business that no longer meets profitability requirements. This was particularly evident in our reinsurance segment, where we are reaping the benefits of increased investment in our customer-centric business initiatives.”

Segment Highlights

Insurance Segment

Our insurance segment reported gross premiums written of $653 million in the quarter ended March 31, 2016, an increase of 8% (10% on a constant currency basis) compared to gross premiums written of $603 million in the first quarter of 2015. Increased premiums written were reported in our accident and health, property and aviation lines, primarily driven by new business and timing differences. These increases were partially offset by a decrease in the marine lines, which were impacted by reduced new business opportunities, lower rates and timing differences, as well as the impact of exiting certain lines of business announced during 2015, which reduced premiums written primarily in our Australian professional lines.

Net premiums written were $473 million in the first quarter of 2016, an increase of 8% (10% on a constant currency basis) compared to the first quarter of 2015, reflecting the increase in gross written premium. Net premiums earned in the three months ended March 31, 2016, decreased by 2% (flat on a constant currency basis) compared to the same period in 2015, primarily driven by a reduction in premiums written in the marine lines as well as increases in our professional lines ceded reinsurance programs, partially offset by growth in premiums written in recent periods primarily in our accident and health lines.

Our insurance segment reported underwriting income of $17 million for the current quarter, compared to underwriting income of $10 million in the first quarter of 2015. The current quarter’s underwriting results reflected a combined ratio of 96.1%, compared to 97.9% in the prior year quarter. The segment’s current accident year loss ratio decreased from 64.6% in the first quarter of 2015 to 63.1% in the current quarter

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

primarily due to a decrease in mid-size loss experience in our marine and property lines. During the first quarter of 2016, we incurred $10 million in pre-tax weather-related losses, compared to $5 million in the same period of 2015.

Net favorable prior year loss reserve development was $2 million, or 0.5 points, this quarter compared to $3 million, or 0.7 points, in the first quarter of 2015.

Reinsurance Segment

Our reinsurance segment reported gross premiums written of $1.3 billion in the first quarter of 2016, up $230 million, or 21% (26% on a constant currency basis), from the first quarter of 2015. The increase was impacted by the increase in the level of premiums written on a multi-year basis during the first quarter of 2016 compared to 2015, most notably in our credit and surety and liability lines. Partially offsetting this increase was the impact of foreign exchange movements as the strength of the U.S. dollar drove comparative premium decreases in treaties denominated in foreign currencies. After adjusting for the impact of these multi-year contracts and foreign exchange movements, our gross premiums written increased by $192 million. The growth was primarily driven by an increase in proportional business in the marine and other, liability and motor lines.

Net premiums earned increased by 2% (6% on a constant currency basis) in the three months ended March 31, 2016 compared to the same period in 2015. The increase was primarily driven by the growth in the business written in the marine and other and liability lines in recent periods, partially offset by an increase in the premiums ceded in the catastrophe and property lines.

Our reinsurance segment reported underwriting income of $82 million for the current quarter, compared to $91 million for the first quarter of 2015. The decrease was driven by a reduction in other insurance related income, which primarily reflects the results of our weather and commodities derivative business. Our other insurance related income was flat in the first quarter of 2016, compared to a gain of $8 million in the first quarter of 2015. The segment’s combined ratio increased to 82.3% for the current quarter, compared to 81.7% in the first quarter of 2015. This included an increase in the current accident year loss ratio from 61.2% in the first quarter of 2015 to 63.1% this quarter primarily due to changes in the business mix and the impact of rate and loss trends.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Net favorable prior year reserve development was $68 million, or 14.7 points, this quarter compared to $53 million, or 11.6 points, in the first quarter of 2015.

The segment's acquisition cost ratio increased from 23.5% to 25.7%, primarily due to adjustments related to loss-sensitive features in reinsurance contracts, driven by prior year loss reserve releases, higher acquisition costs in certain lines of business and changes in the business mix.

Investments

Net investment income of $49 million for the quarter represents a $43 million decrease from the first quarter of 2015, and a $30 million decrease from the fourth quarter of 2015, with the variances primarily driven by changes in the fair value of our alternative investments ("other investments"). These investments generated a loss of $27 million in the current quarter, compared to income of $31 million in the first quarter of 2015 and income of $3 million in the fourth quarter of 2015.

Net realized investment losses for the quarter were $67 million, compared to net realized investment losses of $15 million last quarter and net realized investment losses of $43 million in the first quarter of 2015.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Capitalization / Shareholders’ Equity

Our total capital3 at March 31, 2016 was $6.9 billion, including $1.0 billion of senior notes and $625 million of preferred equity, and was comparable to $6.9 billion at December 31, 2015. Total capital increased primarily due to an increase in unrealized investment gains reported in other comprehensive income, following an increase in the market value of our fixed income investment portfolio in the three months ended March 31, 2016. This increase was partially offset by the repurchase of $136 million of our common shares during the first quarter of 2016.

At April 26, 2016, the Company had $625 million of remaining authorization under our Board-authorized share repurchase program for common share repurchases through December 31, 2016.

Diluted book value per common share, calculated on a treasury stock basis, increased by $1.96 in the current quarter and by $4.07 over the past twelve months, to $56.04. The quarterly and twelve month increases were primarily driven by our net income and the increase in unrealized gains reported in other comprehensive income.

During the first quarter of 2016, the Company declared common dividends of $0.35 per share, with the total common dividends declared of $1.28 per share over the past twelve months. Combined, the growth in diluted book value per common share adjusted for dividends was $2.31, or 4%, per common share for the quarter and $5.35, or 10%, per common share over the past twelve months.

3 Total capital represents the sum of total shareholders' equity and our senior notes.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Conference Call

We will host a conference call on Wednesday, April 27, 2016, at 8:00 AM (Eastern) to discuss the first quarter financial results and related matters. The teleconference can be accessed by dialing (888) 317-6003 (U.S. callers) or (412) 317-6061 (international callers) approximately ten minutes in advance of the call and entering the passcode 5470804. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com. A replay of the teleconference will be available for two weeks by dialing (877) 344-7529 (U.S. callers) or (412) 317-0088 (international callers) and entering the passcode 10083257. The webcast will be archived in the Investor Information section of the Company’s website.

In addition, a financial supplement relating to our financial results for the quarter ended March 31, 2016 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at March 31, 2016 of $6.0 billion and locations in Bermuda, the United States, Europe, Singapore, Middle East, Canada and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

Please be sure to follow AXIS Capital on LinkedIn.

LinkedIn: http://bit.ly/23I7uaE

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2016 (UNAUDITED) AND DECEMBER 31, 2015

	2016	2015

	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$11,838,068	$11,719,749
Equity securities, available for sale, at fair value	637,325	597,998
Mortgage loans, held for investment, at amortized cost and fair value	267,589	206,277
Other investments, at fair value	859,639	816,756
Short-term investments, at amortized cost and fair value	29,540	34,406
Total investments	13,632,161	13,375,186
Cash and cash equivalents	777,320	988,133
Restricted cash and cash equivalents	174,991	186,618
Accrued interest receivable	71,475	73,729
Insurance and reinsurance premium balances receivable	2,690,400	1,967,535
Reinsurance recoverable on unpaid and paid losses	2,116,090	2,096,104
Deferred acquisition costs	646,919	471,782
Prepaid reinsurance premiums	436,382	396,201
Receivable for investments sold	1,614	26,478
Goodwill and intangible assets	86,446	86,858
Other assets	344,392	313,267
Total assets	$20,978,190	$19,981,891

Liabilities
Reserve for losses and loss expenses	$9,716,487	$9,646,285
Unearned premiums	3,586,307	2,760,889
Insurance and reinsurance balances payable	344,181	356,417
Senior notes	992,091	991,825
Payable for investments purchased	135,647	9,356
Other liabilities	253,218	350,237
Total liabilities	15,027,931	14,115,009

Shareholders' equity
Preferred shares	625,000	627,843
Common shares	2,206	2,202
Additional paid-in capital	2,296,533	2,241,388
Accumulated other comprehensive income (loss)	17,646	(188,465)
Retained earnings	6,198,932	6,194,353
Treasury shares, at cost	(3,190,058)	(3,010,439)
Total shareholders' equity	5,950,259	5,866,882

Total liabilities and shareholders' equity	$20,978,190	$19,981,891

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015

	Three months ended
	2016	2015

	(in thousands, except per share amounts)
Revenues
Net premiums earned	$902,340	$904,053
Net investment income	49,164	92,107
Net realized investment loss	(66,508)	(42,553)
Other insurance related income (losses)	(203)	7,676
Total revenues	884,793	961,283

Expenses
Net losses and loss expenses	498,962	512,328
Acquisition costs	180,635	171,542
General and administrative expenses	149,901	163,241
Foreign exchange losses (gains)	616	(63,220)
Interest expense and financing costs	12,833	12,257
Total expenses	842,947	796,148

Income before income taxes	41,846	165,135
Income tax benefit	(6,540)	(690)
Net income	48,386	165,825
Preferred shares dividends	9,969	10,022
Net income available to common shareholders	$38,417	$155,803

Per share data
Net income per common share:
Basic net income	$0.41	$1.56
Diluted net income	$0.41	$1.54
Weighted average number of common shares outstanding - basic	94,035	99,910
Weighted average number of common shares outstanding - diluted	94,853	101,139
Cash dividends declared per common share	$0.35	$0.29

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015

	2016			2015
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$653,349	$1,305,812	$1,959,161	$602,724	$1,076,208	$1,678,932
Net premiums written	473,163	1,212,643	1,685,806	436,740	1,018,806	1,455,546
Net premiums earned	438,678	463,662	902,340	447,467	456,586	904,053
Other insurance related income (loss)	137	(340)	(203)	—	7,676	7,676
Net losses and loss expenses	(274,405)	(224,557)	(498,962)	(285,773)	(226,555)	(512,328)
Acquisition costs	(61,398)	(119,237)	(180,635)	(64,455)	(107,087)	(171,542)
Underwriting-related general and
administrative expenses(4)	(85,576)	(38,013)	(123,589)	(87,689)	(39,380)	(127,069)
Underwriting income (4)	$17,436	$81,515	98,951	$9,550	$91,240	100,790

Corporate expenses			(26,312)			(36,172)
Net investment income			49,164			92,107
Net realized investment losses			(66,508)			(42,553)
Foreign exchange (losses) gains			(616)			63,220
Interest expense and financing costs			(12,833)			(12,257)
Income before income taxes			$41,846			$165,135

Net loss and loss expense ratio	62.6%	48.4%	55.3%	63.9%	49.6%	56.7%
Acquisition cost ratio	14.0%	25.7%	20.0%	14.4%	23.5%	19.0%
General and administrative
expense ratio	19.5%	8.2%	16.6%	19.6%	8.6%	18.0%
Combined ratio	96.1%	82.3%	91.9%	97.9%	81.7%	93.7%

[4]
Underwriting-related general and administrative expenses and consolidated underwriting income are "non-GAAP financial measures", as defined in SEC Regulation G. Reconciliations of these amounts to the nearest GAAP financial measures (total general and administrative expenses and income before income taxes, respectively) are provided in this release, as are discussions of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURES RECONCILIATION (UNAUDITED)
OPERATING INCOME, OPERATING RETURN ON AVERAGE COMMON EQUITY
AND UNDERWRITING-RELATED GENERAL AND ADMINISTRATIVE EXPENSES
FOR THE THREE MONTHS ENDED MARCH 31, 2016 AND 2015

	Three months ended
	2016	2015

	(in thousands, except per share amounts)

Net income available to common shareholders	$38,417	$155,803
Net realized investment losses, net of tax(5)	61,810	41,994
Foreign exchange losses (gains), net of tax(6)	1,047	(61,726)
Operating income	$101,274	$136,071

Earnings per common share - diluted	$0.41	$1.54
Net realized investment losses, net of tax	0.65	0.42
Foreign exchange losses (gains), net of tax	0.01	(0.61)
Operating income per common share - diluted	$1.07	$1.35

Weighted average common shares and common share
equivalents - diluted	94,853	101,139

Average common shareholders' equity	$5,282,149	$5,271,299

Annualized return on average common equity	2.9%	11.8%

Annualized operating return on average common equity	7.7%	10.3%

5Tax benefit of $4,698 and $559 for the three months ended March 31, 2016 and 2015, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.
6Tax cost of $431 and $1,494 for the three months ended March 31, 2016 and 2015, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.

In addition to underwriting-related general and administrative expenses, our total general and administrative expenses of $149,901 and $163,241 for the three months ended March 31, 2016 and 2015, respectively, include corporate expenses.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence and magnitude of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) general economic, capital, and credit market conditions, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions, (6) the failure of our cedants to adequately evaluate risks, (7) inability to obtain additional capital on favorable terms, or at all, (8) the loss of one or more key executives, (9) a decline in our ratings with rating agencies, (10) the loss of business provided to us by our major brokers, (11) changes in accounting policies or practices, (12) the use of industry catastrophe models and changes to these models, (13) changes in governmental regulations, (14) increased competition, (15) changes in the political environment of certain countries in which we operate or underwrite business, (16) fluctuations in interest rates, credit spreads, equity prices and/or currency values, and (17) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Non-GAAP Financial Measures

In this release, we present operating income, consolidated underwriting income and underwriting-related general and administrative expenses, which are “non-GAAP financial measures” as defined in Regulation G.

Operating income represents after-tax operational results without consideration of after-tax net realized investment gains (losses) and foreign exchange gains (losses). We also present diluted operating earnings per share and operating return on average common equity ("operating ROACE"), which are derived from the non-GAAP operating income measure. Reconciliations of operating income, diluted operating earnings per share and operating ROACE to the nearest GAAP financial measures (based on net income available to common shareholders) are included above.

Consolidated underwriting income is a pre-tax measure of underwriting profitability that takes into account net premiums earned and other insurance related income as revenues and net losses and loss expenses, acquisition costs and underwriting-related general and administrative costs as expenses. Underwriting-related general and administrative expenses include those general and administrative expenses that are incremental and/or directly attributable to our individual underwriting operations. While these measures are presented in the Segment Information footnote to our Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. A reconciliation of consolidated underwriting income to income before income taxes (the nearest GAAP financial measure) is included in the 'Consolidated Segmental Data' section of this release. Our total general and administrative expenses (the nearest GAAP financial measure to underwriting-related general and administrative expenses) also includes corporate expenses; the two components are separately presented in the 'Consolidated Segmental Data' section of this release.

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. This includes the presentation of “operating income” (in total and on a per share basis), “annualized operating ROACE” (which is based on the “operating income” measure) and "consolidated underwriting income", which incorporates "underwriting-related general and administrative expenses".

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Operating Income

Although the investment of premiums to generate income and realized investment gains (or losses) is an integral part of our operations, the determination to realize investment gains (or losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (or losses) is somewhat opportunistic for many companies.

Foreign exchange gains (or losses) in our Consolidated Statements of Operations are primarily driven by the impact of foreign exchange rate movements on net insurance-related liabilities. However, this movement is only one element of the overall impact of foreign exchange rate fluctuations on our financial position. In addition, we recognize unrealized foreign exchange gains (or losses) on our available-for-sale investments in other comprehensive income and foreign exchange gains (or losses) realized upon the sale of these investments in net realized investment gains (or losses). These unrealized and realized foreign exchange movements generally offset a large portion of the foreign exchange gains (or losses) reported separately in earnings, thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As such, the Statement of Operations foreign exchange gains (or losses) in isolation are not a fair representation of the performance of our business.

In this regard, certain users of our financial statements evaluate earnings excluding after-tax net realized investment gains (losses) and foreign exchange gains (losses) to understand the profitability of recurring sources of income.

We believe that showing net income available to common shareholders exclusive of net realized gains (losses) and foreign exchange gains (losses) reflects the underlying fundamentals of our business. In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Consolidated Underwriting Income/Underwriting-Related General and Administrative Expenses

Corporate expenses include holding company costs necessary to support our worldwide (re)insurance operations and costs associated with operating as a publicly-traded company. As these costs are not incremental and/or directly attributable to our individual underwriting operations, we exclude them from underwriting-related general and administrative expenses and, therefore, consolidated underwriting income. Interest expense and financing costs primarily relate to interest payable on our senior notes and are excluded from consolidated underwriting income for the same reason.

We evaluate our underwriting results separately from the performance of our investment portfolio. As such, we believe it appropriate to exclude net investment income and net realized investment gains (losses) from our underwriting profitability measure.

As noted above, foreign exchange gains (losses) in our Consolidated Statement of Operations primarily relate to our net insurance-related liabilities. However, we manage our investment portfolio in such a way that unrealized and realized foreign exchange rate gains (losses) on our investment portfolio generally offset a large portion of the foreign exchange gains (losses) arising from our underwriting portfolio. As a result, we believe that foreign exchange gains (losses) are not a meaningful contributor to our underwriting performance and, therefore, exclude them from consolidated underwriting income.

We believe that presentation of underwriting-related general and administrative expenses and consolidated underwriting income provides investors with an enhanced understanding of our results of operations, by highlighting the underlying pre-tax profitability of our underwriting activities.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com